Exhibit 99.1

FOR IMMEDIATE RELEASE

MOBILE MINI ANNOUNCES EXECUTION OF A $1.0 BILLION REFINANCING;

LOWERS INTEREST COSTS

Phoenix, AZ –December 15, 2015 – Mobile Mini, Inc. (NASDAQ GS: MINI) (the “Company” or “Mobile Mini”), the world’s leading supplier of portable storage solutions and a leading provider of specialty containment solutions in the United States, today announced that it has entered into an amended and restated asset-based revolving credit facility at reduced interest rates. The new $1.0 billion facility is effective December 14, 2015 and provides for a five-year, revolving line of credit facility maturing December 2020.

As of April 1, 2016, the Company’s applicable interest rate margin will be reduced 50 basis points and range from 1.25% to 1.75% for LIBOR loans. Between the effective date and April 1, 2016, the Company has agreed to a 1.75% margin for LIBOR loans. Based on the new grid, the interest rate margin for this time period would have been 1.50%.

Mark Funk, Mobile Mini’s Executive Vice President and Chief Financial Officer, remarked, “We are pleased with the refinancing as it extends the maturity, provides us with ongoing financial flexibility and, with availability in excess of $300 million as of the closing date, nicely positions Mobile Mini for continued growth. Additionally, as a result of our strong performance over the past several years, we were able to reduce the borrowing margins on our credit line, which we expect to result in interest rate savings in the coming quarters.”

Obligations under the credit facility are secured by a blanket lien on substantially all of Mobile Mini’s rental fleet and other assets. In accordance with the terms of the credit facility, Mobile Mini’s rental fleet was appraised by Gordon Brothers-AccuVal as of September 30, 2015 and assigned net orderly liquidation values consistent with the prior year’s appraisal.

About Mobile Mini, Inc.

Mobile Mini, Inc. is the world’s leading provider of portable storage solutions and a leading provider of specialty containment solutions in the U.S. Mobile Mini’s network includes 133 portable storage locations in the U.S., United Kingdom, and Canada, 19 specialty containment locations and 6 combined locations. Mobile Mini is included on the Russell 2000® and 3000® Indexes and the S&P Small Cap Index.

Forward-Looking Statements

This news release contains forward-looking statements, including, but not limited to our expectations regarding continued growth and savings, which involve risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Risks and uncertainties that may affect future results include those that are described from time to time in the Company’s SEC filings. These forward-looking statements represent the judgment of the Company, as of the date of this release, and Mobile Mini disclaims any intent or obligation to update forward-looking statements.

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Mark Funk, Executive VP &		The Equity Group Inc.
Chief Financial Officer		Fred Buonocore (212) 836-9607
Mobile Mini, Inc.		Linda Latman (212) 836-9609

(602) 308-3879

www.mobilemini.com